Exhibit 10.4

LEASE AMENDING AGREEMENT REGARDING OPTION TO LEASE

THIS AMENDING AGREEMENT (this “Agreement”) is dated for reference this 19th day of September, 2018 (the “Agreement Date”)

BETWEEN:

CITY OF MEDICINE HAT, a municipal corporation in the Province of Alberta with offices at City Hall, 580 First Street SE, Medicine Hat, Alberta T1A 8E6

(the “Landlord”)

AND

HUT 8 HOLDINGS INC., a British Columbia Corporation with a registered office at Suite 1700, Park Place, 666 Burrard Street, Vancouver BC, V6C 2X8

(the “Tenant”)

BACKGROUND

A.	The Tenant is a wholly owned subsidiary of Hut 8 Mining Corp. (formerly Oriana Resources Corporation).

B.	The Parties entered into a Lease dated March 15, 2018 (the “Lease”) wherein the Landlord, as lessor, agreed to lease the Lands to the Tenant, and the Tenant, as lessee, agreed to lease the Lands from the Landlord in order that the Tenant may operate the Business, upon and subject to the terms and conditions contained in the Lease.

C.	The Parties entered into an Electricity Supply Agreement dated March 20, 2018 (as amended, supplemented or restated from time to time, the “Electricity Supply Agreement”) wherein the Landlord agreed to provide the Tenant with electric energy upon and subject to the terms and conditions thereof.

D.	The Tenant wants the Landlord to grant it an option to lease over a portion of the Landlord’s Lands represented diagrammatically as the area outlined in red on the drawing attached as Appendix “A” (the “Option Lands”), which area comprises approximately 10.92 acres, for the purpose of accommodating a possible future expansion of the Data Centre.

E.	The Option Lands are not serviced and have no improvements presently on them.

F.	The Landlord has agreed to grant the Tenant an option to lease the Option Lands expiring on June 30, 2023.

Lease Amending Agreement between City of Medicine Hat and
Hut 8 Holdings Inc.	2

NOW THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements to be paid, observed, and performed by the Tenant, in this Agreement and the Lease, the Parties covenant and agree as follows:

1.	DEFINED TERMS

1.1.	For the purposes of this Agreement all capitalized terms, unless specifically defined herein or unless the context otherwise requires, will have the meanings ascribed thereto in the Lease.

1.2.	All of the provisions of this Agreement will be deemed and construed to be conditions as well as covenants as though the words specifically expressing or importing covenants or conditions were used in each separate clause of this Agreement.

1.3.	The words “herein”, “hereby”, “hereunder”, and words of similar import refer to this Agreement as a whole and not to any particular article, clause, or sub-clause of the Agreement.

1.4.	The captions and headings throughout this Agreement are for convenience and reference only and the words and phrases used in the captions and headings will in no way be held or deemed to define, limit, describe, explain, modify, amplify, or add to the interpretation construction, or meaning of any clause or the scope or intent of this Agreement, nor in any way affect this Agreement.

2.	AMENDMENT TO THE LEASE

2.1.	Pursuant to sub-clause 34.3.1 of the Lease and effective upon the satisfaction or waiver of the conditions set forth in clause 3.1 of this Agreement, the Lease is hereby amended as follows:

2.1.1.	the following definition is added to the Lease as sub-section 1.1(u.1):

(u.1) “Option Expiry Date” means 4 p.m. (Alberta time) on June 30, 2023.

2.1.2.	the following definition is added to the Lease as sub-section 1.1(u.2):

(u.2) “Option Fee” as of any particular time means the option fee provided for in the Lease as specified in sub-clause 35.3.

2.1.3.	the following definition is added to the Lease as sub-section 1.1(u.3):

(u.3) “Option Lands” means the portion of the Landlord’s Lands represented diagrammatically as the area outlined in red on the drawing attached as Schedule “C”, which area comprises approximately 10.92 acres.

2.1.4.	the drawing attached to this Agreement as Appendix “A” is added to the Lease as Schedule “C”.

2.1.5.	Sub-clause 23.2.1 is deleted in its entirety and replaced with the following:

23.2.1. The Landlord hereby reserves the right to further charge the Landlord’s Lands or any part of them, by way of easement, right of way, or restrictive covenant in favour of a Crown corporation or agency, a municipality, a regional district, or other government agency or authority, provided that any such easement, right of way or restrictive covenant may not prohibit, restrict or interfere with the Tenant’s use and enjoyment of the Lands (which shall for purposes of this sub-clause 23.2.1 be deemed to include the Option Lands for so long as the Option to Lease has not expired without being exercised in the time and manner stated in sub-clause 35.1.1 or has not been terminated or surrendered) in accordance with this Lease or the enjoyment of the easements, rights and privileges granted to the Tenant pursuant to this Lease, and the Tenant agrees, at the request of the Landlord, promptly to execute and deliver to the Landlord such instruments as may be necessary to subordinate the Tenant’s right and interest in the Lands under this Lease to such charge subject always to the foregoing proviso.

Lease Amending Agreement between City of Medicine Hat and
Hut 8 Holdings Inc.	3

2.1.6.	the following provisions are added to the Lease after subsection 34.12.1:

35. OPTION TO LEASE THE OPTION LANDS

35.1 Provided that an Event of Default has not occurred which is then continuing and further provided that a Customer Event of Default (as defined in the Electricity Supply Agreement) has not occurred which is then continuing, the Tenant will have a one-time option to lease in respect of the Option Lands, expiring on the Option Expiry Date (the “Option to Lease”), as follows:

35.1.1 The Option to Lease may be exercised any time on or before the Option Expiry Date and will be exercised by delivering to or mailing by prepaid registered mail, addressed to the Landlord, a notice in writing of such exercise. If the Tenant fails to exercise the Option to Lease in the manner required by the Option Expiry Date (as extended from time to time), or if the Lease is terminated, the Option to Lease will immediately lapse and expire and be of no further force and effect and the Tenant will have no further interest in the Option Lands pursuant to the Option to Lease.

35.1.2 Within fifteen (15) days following the Tenant exercising the Option to Lease within the time and manner stated in sub-clause 35.1.1, the Parties will each appoint, at each Party’s sole expense, one (1) certified AACI real estate appraiser who has been active full time over the previous five (5) years in the appraisal of properties and real estate related assets that are comparable to the Option Lands. The two real estate appraisers so appointed will each provide, within thirty (30) days of such appointment, an estimate of the then prevailing fair market value of the Option Lands. The “Option Lands Fair Market Value” means the “Estimated Value” multiplied by seven point five percent (7.5%) and divided by twelve (12), where the Estimated Value is determined as follows:

(a) if the estimate of the then prevailing fair market value of the Option Lands provided by the two appraisers are within five percent (5%) of each other, the Estimated Value will be the average of the two appraised values;

(b) if the two appraised values are not within five (5%) of each other, the two selected appraisers will, within ten (10) days after their estimates of value, mutually agree upon a third appraiser who will have been active full time over the previous five (5) years in the appraisal of comparable properties and real estate related assets that are comparable to the Option Lands, and the third appraiser will be provided with copies of the two appraisal reports and, within thirty (30) days of such appointment, provide an estimate of the then prevailing fair market value of the Option Lands. The Estimated Value will then be equal to the average of the third appraised value and whichever of the prior appraised values is closest to the third appraised value unless the third appraised value is the average of the prior appraised values in which case the third appraised value will be the Estimated Value. The cost of the third appraiser will be shared equally between the Parties; and

Lease Amending Agreement between City of Medicine Hat and
Hut 8 Holdings Inc.	4

(c) if a Party fails to appoint an appropriately qualified appraiser within the time period specified above, the Estimated Value will be the estimate of the then prevailing fair market value of the Option Lands provided by the appraiser appointed by the other Party.

35.1.3 If the Tenant exercises the Option to Lease within the time and in the manner stated in sub-clause 35.1.1, the Parties hereto agree that the Tenant will be bound to lease the Option Lands from the Landlord, and the Landlord will be bound to lease the Option Lands to the Tenant on the same terms and conditions as are contained in this Lease, including without limitation, the extension provisions contained in clause 28 hereof, save and except that:

(a) provided that the Tenant shall have paid the Additional Deposit (as defined in sub-clause 35.1.3(c)) to the Landlord and the Landlord and the Tenant have entered into the Lease Amending Agreement (as defined in sub-clause 35.1.4), the Tenant will be provided with exclusive vacant possession of the Option Lands, free and clear of all Interim Leases (as defined in clause 35.2), on the tenth (10th) day following the registration of the Option Lands Subdivision Plan (as defined in clause 35.5) (such date being the “Option Lands Commencement Date”);

(a) the Option Lands will be included as part of the Lands;

(b) the monthly Basic Rent will be increased by an amount equal to the Option Lands Fair Market Value, with such Basic Rent being subject to adjustment as provided for in sub-clause 2.1.1(b), mutatis mutandis;

(c) the Deposit will be increased by an amount equal to THREE HUNDRED ONE THOUSAND, FIVE HUNDRED DOLLARS ($381,500), which amount (the “Additional Deposit”) will be payable on or before the Option Lands Commencement Date (as defined in sub-clause 35.1.3(a)), with the aggregate Deposit being subject to adjustment as provided for in sub-clause 2.2.1; and

(d) Article 31 will not apply with respect to the Option Lands.

Lease Amending Agreement between City of Medicine Hat and
Hut 8 Holdings Inc.	5

35.1.4 Within thirty (30) days following the determination of the Option Lands Fair Market Value as provided for in sub-clause 35.1.2 or such Option Lands Fair Market Value being agreed by the Landlord and the Tenant in writing, and prior to the Tenant taking possession of the Option Lands, the Landlord and the Tenant will enter into a lease amending agreement (the “Lease Amending Agreement”) amending the Lease to provide for the terms set forth in sub-clause 35.1.3. The Landlord will deliver the proposed form of Lease Amending Agreement to the Tenant within thirty (30) days following the exercise by the Tenant of the Option to Lease in accordance with sub-clause 35.1.1.

35.2 Until such time as the Tenant exercises the Option to Lease, nothing in this Article 35 will prevent the Landlord from leasing its interest in the Option Lands, or any part or parts thereof, to any person(s) pursuant to one or more leases from time to time (any such lease being an “Interim Lease”) provided that the Tenant gives its prior written consent to such Interim Lease, which consent will not be unreasonably withheld, and provided that the Interim Leases contain a provision permitting the Landlord to terminate the Interim Leases for convenience by providing no more than 90 days’ notice, and:

35.2.1 if the term of an Interim Lease is for a period of less than three (3) years, a provision prohibiting the tenant thereunder from registering a caveat in respect of its interest pursuant to such Interim Lease; or

35.2.2 if the term of an Interim Lease is for a period of three (3) years or more, a provision requiring the tenant thereunder to execute a registrable postponement which postpones such tenants’ interest in the Option Lands to the Option to Lease, and requiring such tenant to discharge any such caveat promptly upon the expiration or termination of such Interim Lease.

Without limiting the right of the Tenant to withhold its consent to any proposed Interim Lease, provided that such consent is not unreasonably withheld, the Landlord acknowledges and agrees that it will be reasonable for the Tenant to withhold its consent to any Interim Lease where the Tenant determines, acting reasonably, that the use permitted by the tenant pursuant to such Interim Lease may (i) interfere with the Tenant’s use and enjoyment of the Lands permitted pursuant to this Lease, (ii) result in a health or safety risk, or (iii) alter the physical, environmental or other condition of all or any part of the Option Lands such that the Tenant may incur additional liability or costs as tenant of the Option Lands in its use and enjoyment of the Option Lands or the development of the Option Lands for the Tenant’s intended use.

Lease Amending Agreement between City of Medicine Hat and
Hut 8 Holdings Inc.	6

35.3 In consideration of the Landlord granting the Tenant the Option to Lease as outlined in this Article 35, the Tenant covenants and agrees to pay the Landlord a fee (the “Option Fee”) as follows, until such time as the Option to Lease expires in accordance with this Article has been exercised by the Tenant in accordance with sub-clause 35.1.1, or has been surrendered by the Tenant as provided for in clause 35.6, which Option Fee will not be applied toward the Basic Rent if the Tenant exercises its option to lease the Option Lands:

35.3.1 for the twelve (12) month period commencing on the Commencement Date, an Option Fee of FIVE HUNDRED DOLLARS ($500.00) per month, on the first day of each month in such period; and

35.3.2 for each subsequent twelve (12) month period, an Option Fee equal to the monthly Option Fee payable in the immediately preceding twelve (12) month period plus the CPI Adjustment, payable on the first day of each month in such period, to and including the month in which the Option to Lease is surrendered, expires or is otherwise terminated in accordance with this Article 35.

35.4 Neither the Tenant nor anyone on the Tenant’s behalf or claiming under the Tenant (including any assignee) will register any instrument or caveat relating to the Option to Lease or the Lease Amending Agreement, except in accordance with clause 18.1 of this Lease. For the avoidance of doubt, the provisions of clause 18.2 and 18.3 of this Lease will apply in respect of any such caveats filed by the Tenant.

35.5 Not later than thirty (30) days following the exercise by the Tenant of the Option to Lease within the time and manner stated in sub-clause 35.1.1, the Landlord will make application to the subdivision authority for the City of Medicine Hat for the approval (the “Option Lands Subdivision Approval”) of a plan of subdivision (the “Option Lands Subdivision Plan”) in respect of the Landlord’s Lands which, upon registration, will consolidate the Option Lands and the Lands as a separate and distinct legal parcel. The Landlord will keep the Tenant informed as to the progress and status of the Landlord’s subdivision application and, without limitation to the foregoing, will provide a copy of the subdivision application, including the proposed tentative plan of subdivision, before submitting the same to the subdivision approving authority, and a copy of the Option Lands Subdivision Approval as and when issued. The Landlord will be responsible, at its sole cost and expense, for the satisfaction of any conditions of approval to the Option Lands Subdivision Approval, including without limitation, the payment of any off-site levies and the dedication of reserves (or payment of cash in lieu thereof), and will make all reasonable commercial efforts to obtain the Option Lands Subdivision Approval and to cause the Option Lands Subdivision Plan to be registered as soon as reasonably practicable thereafter. Any easements, rights of way or other interests to be granted in connection with the aforesaid subdivision will be approved by the Tenant, acting reasonably. The Tenant will reimburse the Landlord in respect of the Landlord’s out of pocket costs and expenses reasonably incurred in connection with the submission of the application for the Option Lands Subdivision Approval and in preparing and registering the Option Lands Subdivision Plan. Upon the registration of the Option Lands Subdivision Plan and the execution and delivery of the Lease Amending Agreement (as defined in sub clause 35.1.4) by the Landlord and Tenant, the Tenant will promptly discharge (except as to the Lands and the Option Lands), at its sole cost and expense, any caveat or interest which the Tenant may have registered or caused to be registered against the title to the Landlord’s Lands in respect of the Option to Lease. In the event that the Option Lands Subdivision Plan has not been registered by the 180th day following the exercise by the Tenant of the Option to Lease in accordance with sub-clause 35.1.1, the Tenant may give notice in writing to the Landlord that it elects to not lease the Option Lands whereupon the Tenant will have no obligation to lease the Option Lands, the Additional Deposit (if paid) will be forthwith returned to the Tenant without set-off or deduction, and the Lease Amending Agreement will automatically terminate and be of no further force or effect.

Lease Amending Agreement between City of Medicine Hat and
Hut 8 Holdings Inc.	7

35.6 The Tenant may surrender the Option to Lease at any time by notice in writing to the Landlord whereupon the Option to Lease will immediately lapse and expire and be of no further force and effect and the Tenant will have no further interest in the Option Lands.

35.7 If the Tenant fails to exercise the Option to Lease, in the time and manner stated in sub-clause 35.1.1, or if the Option to Lease is surrendered, expires or otherwise terminated, or if this Lease is terminated, the Tenant will immediately discharge or otherwise vacate, at its sole cost and expense, any caveat or interest, which the Tenant may have registered or caused to be registered against the title to the Landlord’s Lands in respect of the Option to Lease or the Lease Amending Agreement.

35.8 The Landlord acknowledges and agrees that the Tenant will be permitted to utilize the Private Access Area for purposes of access to the Option Lands from and after the Option Lands Commencement Date.

35.9 The Parties may agree to extend the Option Expiry Date in two year increments, at each Party’s sole discretion, by written agreement, executed by the Parties no later than the then current Option Expiry Date, failing which, the Option to Lease will immediately lapse and expire and be of no further force and effect and the Tenant will have no further interest in the Option Lands.

3.	CONDITIONS

3.1.	This Agreement is expressly subject to and conditional upon the approval of the City of Medicine Hat of the general terms and conditions set out in this Agreement, in accordance with the Municipal Government Act (Alberta), at the City of Medicine Hat’s absolute discretion, on or before 4 p.m. (Alberta time) on October 15, 2018. This condition is for the mutual benefit of the Tenant and the Landlord.

3.2.	In the event that the condition set forth in clause 3.1 is not waived or satisfied by the time and in the manner set forth in clause 3.1, this Agreement may be terminated by either Party by notice in writing to the other Party and neither Party will have any obligation or liability to the other Party in respect of this Agreement.

3.3.	The Parties agree that notwithstanding sub-clause 35.3 of the Lease, the Tenant will not be obliged to pay any installment on account of the Option Fee payable in respect of the period prior to the satisfaction or waiver of the condition set forth in clause 3.1 until the tenth (10th) day following the satisfaction or waiver of the condition set forth in clause 3.1.

4.	OTHER TERMS AND CONDITIONS

4.1.	Except as amended hereby, the terms, conditions and schedules of the Lease are confirmed and ratified as in force and full effect as if the same had been fully repeated herein.

Lease Amending Agreement between City of Medicine Hat and
Hut 8 Holdings Inc.	8

4.2.	Landlord and Tenant hereby acknowledge and confirm that the conditions set forth in Clause 5.1 of the Lease were previously agreed to have been satisfied (or deemed to have been satisfied) and written notice thereof deemed to have been given in the manner and within the time required by the lease.

4.3.	The Landlord hereby represents that the Option Lands are not subject to any lease, restrictive covenant, easement, right of way or other encumbrance, lien or interest, save and except to the extent specified in the Lease or the Access Agreement or registered against title to the Landlord’s Lands as of the date of this Agreement, and that such specified or registered encumbrances, liens and interests do not conflict with or interfere with the Tenant’s use of the Option Lands for the purposes the Lands are permitted to be used pursuant to the Lease, save and except to the extent specified in the Lease or the Access Agreement.

5.	NOTICE

5.1.	All notices, demands, and requests that may be or are required to be given pursuant to this Agreement will be in writing and will be sufficiently given if mailed prepaid, served personally upon, faxed or emailed to, the party or an executive officer of the party for whom it is intended in accordance with the notice provisions of the Lease.

6.	MISCELLANEOUS

6.1.	Time Is of the Essence

6.1.1.     Time is of the essence of this Agreement.

6.2.	No Modification

6.2.1.     This Agreement may not be modified or amended except by an instrument in writing of equal formality as this Agreement executed by the Landlord and the Tenant or by the successors or assigns of the Landlord and the successors or permitted assigns of the Tenant.

6.3.	Successors and Assigns

6.3.1.     It is agreed that these presents will extend to, be binding upon, and enure to the benefit of the Landlord and the Tenant and the successors and assigns of the Landlord and the successors and permitted assigns of the Tenant.

6.4.	Relationship of the Parties

6.4.1.     Nothing contained in this Agreement will be deemed or construed by the Landlord or the Tenant, nor by any third party, as creating the relationship of principal and agent or of partnership, or of a joint venture agreement between the Landlord and the Tenant, it being understood and agreed that none of the provisions contained in this Agreement nor any act of the parties will be deemed to create any relationship between the Landlord and the Tenant other than the relationship of a landlord and tenant.

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Hut 8 Holdings Inc.	9

6.5.	Invalid Provisions

6.5.1.     If any of the provisions of this Agreement, or any portions thereof, are held to be invalid under any applicable law, the invalid part or provision will be severed therefrom and the balance of this Agreement will remain in full force and effect.

6.6.	Paramountcy of Municipal Discretion

6.6.1.     It is understood and agreed by the parties that nothing contained in this Agreement will be interpreted or deemed to fetter the discretion of Council, its commissions, committees, boards, officers, officials or employees, including but not limited to with respect to the approval of the lease of the Option Lands, the issuance or revocation of a development permit in relation to the Option Lands or any terms and conditions set out in this Agreement.

6.6.2.     It is understood and agreed by the parties that nothing contained in this Agreement will be interpreted or deemed to modify, fetter, or limit the duties, rights or responsibilities that the Landlord may have as a Municipal Corporation in the Province of Alberta.

6.7.	Governing Law

6.7.1.     This Agreement will be governed by the laws of Alberta. The parties hereby attorn to the exclusive jurisdiction of the Courts of Alberta (and all courts competent to hear appeals from the Courts of Alberta) to hear any and all actions or matters arising out of or related to this Agreement.

6.8.	Counterparts

6.8.1.     This Agreement may be executed in any number of counterparts and delivered by facsimile transmission or other means of electronic communication capable of producing a printed copy, each of which will be deemed an original and all of which together constitute one and the same instrument.

6.9.	References to Legislation

6.9.1.     Reference to any statute or legislation in this Agreement will be deemed to refer to such statute or legislation as may be amended or replaced from time to time.

6.10.	No Relief

6.10.1.   Nothing in this Agreement will relieve the Landlord or the Tenant from duly and punctually observing and performing their respective covenants, agreements, conditions, and provisos to be observed and performed pursuant to the Electricity Supply Agreement or any other agreement between the Tenant and the City of Medicine Hat.

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Hut 8 Holdings Inc.	10

6.11.	Effective Time

6.11.1.   This Agreement will come into force and effect upon being executed and delivered by the Parties.

Appendix “A”
The Option Lands

(See Attached)

11

Appendix “A”

Schedule C

N
RC'ers Club
Rifle and Revolver Club
Box Springs Road NW
SE 1/4 22-13-6-W4M
Generator 16
Station
Option Lands
(Approx.10.92 Acres)
Hut 8
Lease
(10.94 Acres)
52 Street NW